Exhibit 5.1

4 March 2021	Our Ref: JT/MK/A6231-S11774

ASLAN Pharmaceuticals Limited

Walkers Corporate Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9008

Cayman Islands

Dear Sirs

ASLAN Pharmaceuticals Limited

We have acted as Cayman Islands legal advisers to ASLAN Pharmaceuticals Limited (the “Company”) in connection with the offering by the Company of up to 17,250,000 American Depositary Shares (the “ADSs”) representing 86,250,000 ordinary shares of the Company of a par value of US$0.01 each (the “Ordinary Shares” and, together with the ADSs, the “Securities”), including up to 2,250,000 ADSs that may be sold pursuant to the exercise of an option to purchase additional ADSs, pursuant to the Company’s registration statement on Form F-3 (Registration No. 333-252575), including all amendments or supplements thereto (the “Registration Statement”), filed on 29 January 2021 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated 2 March 2021 relating to the Securities (together with the Base Prospectus, the “Prospectus”). We are furnishing this opinion as exhibit 5.1 to the Company’s Report on Form 6-K filed with the Securities and Exchange Commission on 4 March 2021.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

Based upon the examinations and assumptions stated herein and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

Walkers (Singapore) Limited Liability Partnership

UEN/Reg. No. T09LL0833E

3 Church Street, 16-02 Samsung Hub, Singapore 049483

T +65 6595 4670 F +65 6595 4671 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Dublin | Guernsey | Hong Kong | Jersey | London | Singapore

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.	The authorised share capital of the Company is currently US$5,000,000 divided into 500,000,000 ordinary shares of a nominal or par value of US$0.01 each.

3.

The issue and allotment of the Ordinary Shares underlying the ADSs pursuant to the Registration Statement and the Prospectus has been duly authorised. When allotted, issued and fully paid for as contemplated in the Registration Statement and the Prospectus, and when appropriate entries have been made in the Register of Members of the Company, the Ordinary Shares to be issued by the Company will be validly issued, allotted, fully paid and non-assessable, and there will be no further obligation on the holder of any of the Ordinary Shares to make any further payment to the Company in respect of such Ordinary Shares.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforcement of Civil Liabilities”, “Legal Matters” and elsewhere in the Base Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers (Singapore) Limited Liability Partnership

Walkers (Singapore) Limited Liability Partnership

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 23 June 2014, the Tenth Amended and Restated Memorandum and Articles of Association as adopted on 16 November 2020 by special resolution passed on 4 September 2020 (the “Memorandum and Articles”), Register of Members and Register of Directors, in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands and/or the Company’s advisers (together the “Company Records”).

2.	A copy of a Certificate of Good Standing dated 19 February 2021 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

3.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 3 March 2021.

4.

The Register of Writs and other Originating Process of the Grand Court kept at the Clerk of Court’s Office, George Town, Grand Cayman (the “Court Register”), examined at 09:00 a.m. on 2 March 2021 (the “Search Time”).

5.	Copies of executed minutes of meetings of the Board of Directors of the Company dated, respectively, 28 January 2021 and 1 March 2021 setting out the resolutions adopted at each such meeting.

6.	A certificate from a director of the Company dated 3 March 2021 (the “Director’s Certificate”).

7.	The Registration Statement.

8.	The Prospectus.

SCHEDULE 2

ASSUMPTIONS

1.

The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

3.	The Director’s Certificate is true and correct as of the date hereof.

4.	The conversion of any shares in the capital of the Company will be effected via legally available means under Cayman law.

SCHEDULE 3

QUALIFICATIONS

1.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.